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                                                                    Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT

                                 AUGUST 31, 2005


Registrant: Emtec, Inc. (Delaware)

       Subsidiaries:  Emtec, Inc. (New Jersey)

                      Emtec Viasub LLC (Delaware)

                      Subsidiary:    Westwood Computer Corporation (New Jersey)

                             Subsidiary:  Westwood Solutions LLC (New Jersey)